DESCRIPTION OF ANNUAL INCENTIVE MATRIX PROGRAM

The Company does not have a formal plan document describing the terms and conditions of the annual incentive matrix award its executives are eligible to receive.  However, as described in the Company's Annual Proxy Statement, the Compensation Committee of the Board of Directors approves the incentive award arrangements for the Company's executives, including each individual's incentive award target payout.  The Company's executives may receive annual incentive award payments based on the Company's attainment of pre-established financial goals and each executive's performance relative to pre-established individual goals.  In establishing awards, the Compensation Committee utilizes financial metrics, which may include, but not be limited to, the Company's revenue growth, operating income margin increase, and cash flow (both operating and available cash flow). The Compensation Committee also establishes goals based on enterprise performance or sector performance or a combination thereof, depending on the executive's position and responsibilities. The amount of such annual award cannot exceed 200% of the target award established for each individual by the Compensation Committee and, with respect to the Chief Executive Officer (the “CEO”), the Chief Financial Officer (the “CFO”) and the three most highly compensated executive officers other than the CEO and CFO is also subject to the maximum amount payable under the annual pool created for such individuals by the Senior Executive Performance Plan. The Compensation Committee may exercise its discretionary authority to make downward adjustments to any payouts earned. Discretionary awards up to 30% may also be made by the Compensation Committee in the event that corporate financial goals are not met.